Exhibit 10.2
October 15, 2023

Marco Ferri, President
[*]
Dear Marco,
This letter agreement (this "Consulting Agreement") effective October 14, 2023 ("Effective Date") sets forth the terms and conditions whereby Marco Ferri, P.A., a Florida corporation ("MFPA") agree to provide services to MarketWise, Inc. and MarketWise, LLC (collectively with their subsidiaries and affiliates, the "Company"). MFPA and Marco Ferri are collectively referred to as "you." You and the Company are referred to collectively as the "Parties".
1.SERVICES.
1.1The Company hereby engages MFPA, and MFPA hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Consulting Agreement.
1.2MFPA shall provide to the Company the services set forth in Schedule 1 (the "Services").
1.3The Company does not and shall not control or direct the manner or means by which MFPA performs the Services.
1.4The Company, at its sole discretion, may provide you with access to its premises, materials, information, and systems to the extent necessary for the performance of the Services. Otherwise, you shall furnish, at your own expense, the materials, equipment, and other resources necessary to perform the Services.
1.5You shall comply with all rules and procedures communicated to you in writing by the Company.
2.TERM. The term of this Consulting Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 9 (the "Term"). Any extension of the Term will be subject to mutual written agreement between the Parties.
3.FEES AND EXPENSES.
3.1As full compensation for the Services and the rights granted to the Company in this Consulting Agreement, the Company shall pay MFPA the fees set forth in Schedule 1 (the "Fees"). You acknowledge that MFPA will receive an IRS Form 1099-NEC from the Company, and that MFPA shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.
3.2Company agrees to reimburse MFPA for all actual, documented and reasonable travel and out-of-pocket expenses ("Expenses") incurred in connection with the performance of the Services that have been approved in advance in writing by Company; provided, that such Expenses conform to Company’s standard travel and expense policy.
3.3MFPA shall issue invoices to Company bi-weekly in arrears for its Fees for the immediately preceding two weeks, together with a detailed breakdown of the Services performed, hours worked and any pre-approved Expenses and substantiation therefore (i.e.

receipts). Company shall send payment for all undisputed Fees and Expenses within ten (10) days after the Company’s receipt of an invoice.
4.RELATIONSHIP OF THE PARTIES.
4.1MFPA is an independent contractor of the Company, and this Consulting Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company's behalf without the Company's prior written consent.
4.2Without limiting Section 4.1, during the Consulting Agreement term you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers' compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by MFPA in connection with the performance of the Services shall be its employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.
5.INTELLECTUAL PROPERTY RIGHTS.
5.1All results and proceeds of the Services performed under this Consulting Agreement (collectively, the "Deliverables") and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Consulting Agreement (collectively, and including the Deliverables, "Work Product"), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively "Intellectual Property Rights") therein, shall be owned exclusively by the Company. You acknowledge and agree that any and all Work Product that may qualify as "work made for hire" as defined in the Copyright Act of 1976 (17 U.S.C. § 101) is hereby deemed "work made for hire" for the Company and all copyrights therein shall automatically and immediately vest in the Company. To the extent that any Work Product does not constitute "work made for hire," you hereby irrevocably assign to the Company and its successors and assigns, for no additional consideration, your entire right, title, and interest in and to such Work Product and all Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.
5.2To the extent any copyrights are assigned under this Section, you hereby irrevocably waive in favor of the Company, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as "moral rights" in relation to all Work Product to which the assigned copyrights apply.

5.3As between you and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to you by the Company ("Company Materials"), and all Intellectual Property Rights therein. You have no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform your obligations under this Consulting Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. You have no right or license to use the Company's trademarks, service marks, trade names, logos,
6.CONFIDENTIALITY.
6.1You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company including without limitation the existence and terms of this Consulting Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the "Confidential Information"). Any Confidential Information that you access or develop in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.
6.2Confidential Information shall not include information that:
(a)is or becomes generally available to the public other than through your breach of this Consulting Agreement; or
(b)is communicated to you by a third party that had no confidentiality obligations with respect to such information.
6.3Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, or pursuant to a government-administered whistleblower award program, such as that offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You agree to provide written notice of any such order to an authorized officer of the Company within three business days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company's sole discretion.
6.4Notice of Immunity Under the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Consulting Agreement:
(a)You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i)is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or
(ii)is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(b)If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company's trade secrets to your attorney and use the trade secret information in the court proceeding if you:
(i)file any document containing the trade secret under seal; and
(ii)do not disclose the trade secret, except pursuant to court order.
7.REPRESENTATIONS AND WARRANTIES.
7.1You represent and warrant to the Company that:
(a)you have the right to enter into this Consulting Agreement, to grant the rights granted herein, and to perform fully all of your obligations in this Consulting Agreement;
(b)your entering into this Consulting Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;
(c)you have the required skill, experience, and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;
(d)you shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services;
(e)the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind; and
(f)all Work Product is and shall be your original work (except for material in the public domain or provided by the Company) and does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.
7.2The Company hereby represents and warrants to you that:
(a)it has the full right, power, and authority to enter into this Consulting Agreement and to perform its obligations hereunder; and
(b)the execution of this Consulting Agreement by its representative whose signature is set forth at the end of this Consulting Agreement has been duly authorized by all necessary corporate action.

8.INDEMNIFICATION.
8.1You shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys' fees) arising out of or resulting from:
(a)bodily injury, death of any person, or damage to real or tangible personal property resulting from your acts or omissions; or
(b)your breach of any representation, warranty, or obligation under this Consulting Agreement.
8.2The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to MFPA.
9.TERMINATION.
9.1You or the Company may terminate this Consulting Agreement without cause effective upon ten (10) days notice to the other party to this Consulting Agreement. In the event of termination pursuant to this clause, the Company shall pay you on a pro-rata basis for any undisputed Fees that are then due and payable for any Services completed up to and including the date of such termination.
9.2Upon expiration or termination of this Consulting Agreement for any reason, or at any other time upon the Company's written request, you shall promptly after such expiration or termination:
(a)deliver to the Company all Deliverables (whether complete or incomplete) and all materials, equipment, and other property provided for your use by the Company;
(b)deliver to the Company all tangible documents and other media, including any copies, containing, reflecting, incorporating, or based on the Confidential Information;
(c)permanently erase all of the Confidential Information from your computer systems; and
(d)certify in writing to the Company that you have complied with the requirements of this clause.
9.3The terms and conditions of this clause and Section 3.2, Section 5 through Section 15 shall survive the expiration or termination of this Consulting Agreement.
10.OTHER BUSINESS ACTIVITIES. You agree that you are not, and during the Term of this Consulting Agreement shall not be, engaged or employed in any business, trade, profession, or other activity that would create a conflict of interest with the Company. If any such actual or potential conflict arises during the Term of this Consulting Agreement, you shall immediately notify the Company in writing. If the Company determines, in its sole discretion, that the conflict is material, the Company may terminate the Consulting Agreement pursuant to Section 9.1 of this Consulting Agreement.

11.NON-DISPARAGEMENT. During the Term of this Consulting Agreement, and for a period of 12 months following the termination or expiration of this Consulting Agreement, you shall not divulge, disclose, or communicate to others, in any manner whatsoever, information or statements that disparage or are intended to disparage Company, its affiliates, and their respective officers, directors, employees, agents, independent contractors and business reputations. In addition, the Company agrees to instruct its directors and officers not to disclose, or communicate to others, in any manner whatsoever, information or statements that disparage or are intended to disparage you or your affiliates.
12.ASSIGNMENT. You shall not assign any rights or delegate or subcontract any obligations under this Consulting Agreement without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Consulting Agreement at any time. Subject to the limits on assignment stated above, this Consulting Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.
13.ARBITRATION.
13.1 Any dispute, controversy, or claim arising out of or related to this Consulting Agreement or any breach or termination of this Consulting Agreement, including but not limited to the Services you provide to the Company, and any alleged violation of any federal, state, or local statute, regulation, common law, or public policy, whether sounding in contract, tort, or statute, shall be submitted to and decided by binding arbitration. Arbitration shall be administered by JAMS and held in Baltimore City, Maryland before a single arbitrator, in accordance with JAMS's rules, regulations, and requirements. Any arbitral award determination shall be final and binding upon the Parties. Judgment on the arbitrator's award may be entered in any court of competent jurisdiction. The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.
13.2 Arbitration shall proceed only on an individual basis. The Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective claims against each other in court, arbitration, or any other proceeding. Each party shall only submit their own individual claims against the other and will not seek to represent the interests of any other person. The arbitrator shall have no jurisdiction or authority to compel any class or collective claim, or to consolidate different arbitration proceedings with or join any other party to an arbitration between the Parties. The arbitrator, not any court, shall have exclusive authority to resolve any dispute relating to the enforceability or formation of this Consulting Agreement and the arbitrability of any dispute between the Parties, except for any dispute relating to the enforceability or scope of the class and collective action waiver, which shall be determined by a court of competent jurisdiction.
14.GOVERNING LAW, JURISDICTION, AND VENUE. This Consulting Agreement and all related documents including all schedules attached hereto and all matters arising out of or relating to this Consulting Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.
15.MISCELLANEOUS.

15.1 You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.
15.2 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a "Notice") shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Consulting Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Consulting Agreement, a Notice is effective only if: (a) the receiving party has received the Notice; and (b) the party giving the Notice has complied with the requirements of this Section.
15.3 This Consulting Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Consulting Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. Notwithstanding the forgoing, you shall remain subject to the letter agreement Re: Termination of Employment; Transition Services between you and the Company dated October 15, 2023 (including attachments and any agreements incorporated therein, the "Letter Agreement") which shall supersede this Consulting Agreement in the event of a conflict.
15.4 This Consulting Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Consulting Agreement or, in the case of waiver, by the party or parties waiving compliance.
15.5 If any term or provision of this Consulting Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Consulting Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
15.6 No waiver by any Party of any of the provisions of this Consulting Agreement shall be effective unless explicitly set forth in writing and signed by the applicable waiving Party. Except as otherwise set forth in this Consulting Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Consulting Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
15.7 You shall not assign, transfer, delegate, or subcontract any of your rights or obligations under this Consulting Agreement without the prior written consent of Company. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the you of any of your obligations hereunder. Company may assign or transfer any or all of its rights or obligations under this Consulting Agreement without your prior written consent.
15.8 This Consulting Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,
MarketWise, LLC
ACCEPTED AND AGREED:

BY:/s/ Amber Mason
Name: Amber Mason
Title: Chief Executive Officer

ACCEPTED AND AGREED:

Marco Ferri, P.A.

/s/ Marco Ferri
Marco Ferri, President

/s/ Marco Ferri
Marco Ferri, Individually

Date: October 16, 2023

SCHEDULE 1

1.Services: Assist in completing any outstanding business development matters and with other tasks as reasonably requested.

2.Payment Schedule: As full compensation for the Services and the rights granted to the Company in the Consulting Agreement, the Company shall pay you Five Hundred Dollars ($500.00) per hour, without any premium for overtime, weekend, or holiday hours.